UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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NationsHealth, Inc.

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NationsHealth, Inc.
13630 NW 8th Street, Suite 210
Sunrise, FL 33325
(954) 903-5000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2006
     The 2006 Annual Meeting of Stockholders of NationsHealth, Inc., a Delaware corporation (“NationsHealth” the “Company,” “we,” “us” or “our”), will be held at the Company’s headquarters located at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325 at 9:00 a.m. local time, on Monday, May 22, 2006 for the following purposes:
1.	To elect four Class II directors to serve until the 2009 Annual Meeting of Stockholders.

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on April 7, 2006 will be entitled to vote at the meeting or any adjournment of the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors, Timothy Fairbanks Secretary

April 28, 2006

NATIONSHEALTH, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 22, 2006

     Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at the 2006 Annual Meeting of Stockholders of NationsHealth, Inc. to be held at the Company’s headquarters located at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325, at 9:00 a.m. local time, on Monday, May 22, 2006, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 28, 2006.
General Information About Voting
     Who can vote. You will be entitled to vote your shares of NationsHealth Common Stock at the annual meeting if you were a stockholder of record at the close of business on April 7, 2006. As of that date, 28,288,898 shares of Common Stock were outstanding. You are entitled to one vote for each share of Common Stock that you held on that date.
     How to vote your shares. You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.
     Who can attend the annual meeting? All stockholders of our Common Stock as of April 7, 2006, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.
     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 7, 2006 and check in at the registration desk at the meeting.
     How you may revoke your proxy. You may revoke the authority granted by your executed proxy at any time before its exercise by filing a written revocation or a duly executed proxy bearing a later date with NationsHealth, Inc., Attention: Timothy Fairbanks, Secretary, or by voting in person at the meeting.
     Quorum. A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting, represented either in person or by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy. As of April 7, 2006, we had 28,288,898 shares of our Common Stock outstanding. Therefore, the presence of the holders of our Common Stock representing at least 14,144,450 votes will be required to establish a quorum.

     Abstentions and broker non-votes. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for a particular matter.
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Director’s recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote for election of the nominated slate of directors.
     With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.
     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy indicating “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     Other items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy indicating “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 13650 N.W. 8th Street, Suite 109, Sunrise, FL 33325, Attn: Investor Relations, telephone: (954) 903-5087. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
Share Ownership
     The following table and footnotes set forth certain information regarding the beneficial ownership of our Common Stock as of April 7, 2006 (the “Record Date”), except as otherwise provided, by (i) persons known by us to be beneficial owners of more than 5% of our Common Stock, (ii) our named executive officers, (iii) our directors and (iv) all our current executive officers and directors as a group. Except as otherwise set forth, the business address of each beneficial owner is that of the Company.

	Number of Shares
	Beneficially Owned
Name and Address of
Beneficial Owner	Shares (1) (2)		Percent
RGGPLS, LLC (and certain related persons) (3)	17,986,065	(4)	63.58%

Mark H. Rachesky, M.D. (and certain related persons) (5)	6,531,899	(6)	20.86%
40 West 57th Street, 24th Floor
New York, NY 10019

GRH Holdings, L.L.C. (and certain related persons) (7)	5,124,022		18.11%
6701 Nob Hill Road
Tamarac, FL 33321

Connecticut General Life Insurance Company (“CIGNA”)	3,239,480	(8)	10.37%
900 Cottage Grove Road, Suite S 155
Hartford, CT 06152

Douglas Troob and Peter Troob (and certain related persons) (17)	1,949,054	(18)	6.89%
777 Westchester Avenue, Suire 203
White Plains, NY 10604

Arthur Spector	378,968	(9)	1.34%

Don K. Rice	137,125	(10)	*

George F. Raymond	22,450	(11)	*

Lewis P. Stone (3)	18,026,627	(12)	63.65%

Glenn M. Parker, M.D. (3)	18,039,422	(13)	63.69%

Timothy Fairbanks	241,066	(14)	*

Gary D. Small	5,000	(15)	*

Mchael D. Tabris	5,000	(15)	*

Richard R. Howard	18,500	(15)	*

Elliot F. Hahn	18,875	(15)	*

Raymond N. Steinman	5,000	(15)	*

Gregory J. Couto	736,656	(16)	2.60%

Robert Gregg (3)	17,986,065	(4)	63.58%

All executive officers and directors as a group (13 persons)	26,180,523		82.87%

*	Less than 1%.

(1)	Except as otherwise set forth herein, the Company believes that all persons referenced in the table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by such persons.

(2)	Applicable percentage of ownership as of the Record Date is based upon 28,288,898 shares of Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to shares. Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the Record Date are referred to as “presently exercisable stock options” or “presently exercisable warrants.” Presently exercisable stock options are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on the Schedule 13D/A filed by RGGPLS LLC. (“RGGPLS”) with the SEC on December 16, 2005, the shareholders of RGGPLS, who are deemed to share voting and dispositive power over the Common Stock of the Company owned by RGGPLS, are Robert Gregg, Lewis P. Stone, Glenn M. Parker, M.D., the Glenn M. Parker 2004 Multigenerational Trust, the Lewis P. Stone 2004 Multigenerational Trust, the Robert Gregg 2004 Multigenerational Trust and the Robert Gregg Revocable Trust dated December 18, 2000.

(4)	Consists of (i) 10,428,017 shares of Common Stock held by RGGPLS, (ii) 1,612,376 shares of Common Stock held by RGGPLS, as trustee of the RGGPLS Holding Bonus Plan and Trust, (iii) 2,809,958 shares of Common Stock issued to GRH Holdings, L.L.C., a Florida limited liability company (“GRH”) which are subject to a Stockholders Agreement dated as of March 9, 2004, and amended as of June 2, 2004, by and among the Company, RGGPLS and GRH pursuant to which GRH must vote certain of its shares of Common Stock as directed by RGGPLS, (iv) 1,785,714 shares of Common Stock issued to MHR Capital Partners LP, a Delaware limited partnership (“MHR”) and OTQ LLC, a Delaware limited liability company (“OTQ”) which are subject to a Stockholders Agreement dated as of February 28, 2005, by and among the Company, RGGPLS, GRH, MHR and OTQ pursuant to which MHR and OTQ must vote certain of their shares of Common Stock as directed by RGGPLS and (v) 1,350,000 shares of Common Stock held by Glenn M. Parker, M.D. which are subject to a voting rights agreement dated as of December 5, 2005, pursuant to which Dr. Parker must vote these shares of Common Stock as directed by RGGPLS.

(5)	Based on the Schedule 13D filed by Dr. Mark H. Rachesky and related entities with the SEC on March 9, 2005, Dr. Rachesky exercises voting and/or investment control over the portfolio securities of MHR, OTQ and MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners”).

(6)	Includes (i) 2,046,096 shares of Common Stock held for the account of MHR, (ii) 430,502 shares of Common Stock that are issuable to MHR pursuant to presently exerciseable warrants held for the account of MHR, (iii) 1,151,129 shares of Common Stock that can be obtained by MHR pursuant to presently convertible 7 3/4% senior convertible obligations of the Company (the “Notes”) held for the account of MHR, (iv) 273,285 shares of Common Stock held for the account of Capital Partners, (v) 57,499 shares of Common Stock that can be obtained by Capital Partners pursuant to presently exerciseable warrants held for the account of Capital Partners, (vi) 153,750 shares of Common Stock that can be obtained by Capital Partners pursuant to Notes held for the account of Capital Partners, (vii) 1,020,833 shares of Common Stock held for the account of OTQ, (viii) 242,999 shares of Common Stock that can be obtained by OTQ pursuant to presently exerciseable warrants held for the account of OTQ and (ix) 981,701 shares of Common Stock that can be obtained by OTQ pursuant to Notes held for the account of OTQ.

(7)	Based on the Schedule 13D/A filed by GRH and certain related entities with the SEC on March 14, 2005, the managing member of GRH is Viaura Holdings, Ltd., a Florida limited partnership (“Viaura Holdings”). The general partner of Viaura Holdings is Viaura, Inc., a Florida corporation (“Viaura”). The sole directors and holders of a majority of the issued and outstanding shares of Viaura are Michael and Robin Gusky.

(8)	Includes presently exercisable warrants to purchase 2,936,450 shares of Common Stock.

(9)	Includes presently exercisable options to purchase 16,343 shares of Common Stock.

(10)	Includes presently exercisable warrants to purchase 100,000 shares of Common Stock and presently exercisable options to purchase 17,125 shares of Common Stock.

(11)	Includes presently exercisable warrants to purchase 1,400 shares of Common Stock and presently exercisable options to purchase 20,350 shares of Common Stock.

(12)	Consists of the securities included in Note (4) above, as well as, 7,874 shares of Common Stock and presently exercisable options to purchase 32,688 shares of Common Stock.

(13)	Consists of the securities included in Note (4) above, as well as, 20,669 shares of Common Stock and presently exercisable options to purchase 32,688 shares of Common Stock.

(14)	Includes (i) 164,862 shares of Common Stock owned by the RGGPLS Holding Bonus Plan and Trust of which Mr. Fairbanks is a beneficiary, (ii) 50,000 shares of restricted Common Stock vesting 100% on November 11, 2006 and (iii) presently exercisable options to purchase 6,250 shares of Common Stock.

(15)	Consists of presently exercisable options to purchase shares of Common Stock.

(16)	Includes 659,447 shares of Common Stock owned by the RGGPLS Holding Bonus Plan and Trust of which Mr. Couto is a beneficiary and presently exercisable options to purchase 6,250 shares of Common Stock.

(17)	Based solely on the Schedule 13G filed by Troob Capital Management LLC and related entities with the SEC on February 13, 2006, Douglas Troob and Peter Troob are deemed to beneficially own the shares of Common Stock beneficially owned by Management LLC, Offshore Management LLC and Advisors LLC.

(18)	Includes (i) 1,327,683 shares of Common Stock owned by Offshore Management LLC, (ii) 408,271 shares of Common Stock owned by Management LLC and (iii) 213,100 shares of Common Stock owned by Advisors LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and persons who own beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in their ownership of the Company’s Common Stock with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2005 our executive officers, directors and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) Company grants of stock options to four Directors on the Company’s Board, Don K. Rice, George F. Raymond, Richard R. Howard and Elliot F. Hahn, (ii) a grant of restricted stock to Timothy Fairbanks, the Company’s Chief Financial Officer and a Director on the Company’s Board and (iii) a repurchase of shares from Mr. Fairbanks for purposes of withholding taxes were not timely filed on Form 4. In each of these instances, a Form 4 was subsequently filed.
PROPOSAL 1
ELECTION OF DIRECTORS
     Our Board of Directors has fixed the number of directors at twelve (12) for the coming year. Under our charter, our Board of Directors is divided into three classes, with each class having as nearly equal number of directors as possible. The term of one class expires at each annual meeting of stockholders, with their successors being subsequently elected to a three year term at such meeting of stockholders. At the 2006 Annual Meeting, four Class II Directors will be elected, each to hold office for a three year term and until their successors are elected and qualified. Our Board of Directors has nominated Lewis P. Stone, Don K. Rice, Richard K. Howard and George F. Raymond for reelection as Class II Directors at the upcoming 2006 Annual Meeting. Each has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.
Votes Required
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director
     The following table contains certain information as of April 7, 2006 about the nominees for Class II Director and current directors whose term of office will continue after the 2006 Annual Meeting.

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Nominees for Class II Directors (present term expires 2006)

Lewis P. Stone Age: 45	Lewis P. Stone currently serves as the president and chief information officer of the Company. From June 2002 to August 31, 2004, Mr. Stone served as the chief information officer and a preferred member representative of NationsHealth Holdings. Between 1982 and 1986, Mr. Stone was promoted from consultant to manager in Andersen Consulting’s Advanced Systems Group. In 1987, Mr. Stone co-founded BrownStone Solutions, an enterprise software company, where he served as president and software architect until 1996. BrownStone Solutions was acquired by Platinum Technology, Inc. in 1995. From 1997 to 1998, Mr. Stone served as a software consultant at Maxim Group, Inc., a consultancy firm. In October 1998, he founded ParkStone Medical Info Systems, Inc. with Dr. Parker, where he served as chief technology officer until June 2001. In July 2001, he founded United States Pharmaceutical Group, L.L.C. with Dr. Parker and Mr. Gregg. Mr. Stone received a B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute in 1982.	August 2004

Don K. Rice Age: 57	Don K. Rice is a co-founder and the managing partner of Rice Sangalis Toole & Wilson, a privately held firm that invests primarily in the subordinated debt of middle market companies located throughout the United States. Mr. Rice also serves as a director and member of the audit committee of Millstream II Acquisition Corp., a public company which serves as a special purpose acquisition company. Prior to forming Rice, Sangalis Toole & Wilson, Mr. Rice was president and chief executive officer of First Texas Merchant Banking Group, a firm that specialized in providing subordinated debt financing. Previously, Mr. Rice was a vice president of PruCapital, Inc., an investment subsidiary of The Prudential Insurance Company of America. Mr. Rice received a B.B.A. and M.B.A. from the University of Texas.	April 2003

Richard R. Howard Age: 57	Richard R. Howard has been a principal of BLH Strategies LLC, a business consulting firm, since January 2003. Mr. Howard served as President of Flagship Healthcare Management, Inc., a healthcare company that is now named Flagship Patient Advocates, from June 2004 to August 2005. Mr. Howard is a retired vice chairman of Genesis Healthcare Ventures, now NeighborCare, Inc. At Genesis, Mr. Howard was responsible for Genesis ElderCare’s five regional operations, plus clinical practice, real estate and property management. Prior to becoming vice chairman in 1998, Mr. Howard served as president and chief operating officer of Genesis. He joined Genesis in 1985 as vice president of development. Mr. Howard’s experience also includes over ten years in the banking industry. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971.	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

George F. Raymond Age: 69	George F. Raymond is a private investor and, since 1989, has been president of Buckland LLC, a private consulting company in the information technology industry. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director and serves on the audit committees of the following public companies: BMC Software, Inc. (a software company), DocuCorp International, Inc. (a document management company) and Heartland Payment Systems, Inc. (a credit/debit card processing company). Mr. Raymond received a BBA in accounting from the University of Massachusetts in 1959 and was licensed as a certified public accountant in 1965.	August 2004

Class III Directors (present term expires 2007)

Arthur Spector Age: 65	Arthur Spector currently serves as the chairman of the Board of Directors of the Company. Prior to August 31, 2004, Mr. Spector was the chairman of the board, chief executive officer and president of Millstream Acquisition Corporation from its inception in April 2003. Mr. Spector has served as chief executive officer and chairman of the board of Millstream II Acquisition Corp., a special purpose acquisition company, since its inception in September 2004. Since 1997, Mr. Spector has served as managing director of Safeguard International Fund, L.P., an international private equity fund. Mr. Spector also serves as a director and officer of several portfolio companies of Safeguard International. From March 1995 to October 2002, Mr. Spector served as chairman of the board of Neoware Systems, Inc., a manufacturer of sophisticated computer appliances and related software, and from May 1996 until June 1997, he also served as its president and chief executive officer. Mr. Spector has served as a director of Docucorp International, a public document automation company, since 1997. Mr. Spector has been a director of Timminco, Inc., a public specialty metals company, since 2004. From 1998 to 2002, Mr. Spector served as a director of USDATA Corporation, a software company. Mr. Spector received a B.S. from the Wharton School of Finance at the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School.	April 2003

Glenn M. Parker, M.D. Age: 42	Glenn M. Parker, M.D. currently serves as the chief executive officer of the Company. Prior to August 31, 2004, Dr. Parker was the chief executive officer and a preferred member representative of NationsHealth Holdings since its formation. From September 1996 to October 1998, Dr. Parker practiced as a physician at Sussman, Staller and Parker. In October 1998, Dr. Parker founded ParkStone Medical Info Systems, Inc., a healthcare technology company, with Lewis P. Stone, where he served as chief executive officer until June 2000. In July 2001, Dr. Parker founded US Pharmaceutical Group, L.L.C. with Mr. Gregg and Mr. Stone. Dr. Parker received a B.S. from the University of Florida in 1986 and an M.D. from the New York Medical College in 1993. Dr. Parker is licensed as a medical doctor by the Florida Department of Health.	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Elliot F. Hahn, Ph.D Age: 61	Elliot F. Hahn, Ph.D. is the chairman emeritus of Andrx Corp. Since October 2004, Dr. Hahn has been president and a director of SoLapharm, Inc., a pharmaceuticals company. Since 1988, Dr. Hahn has been an adjunct associate professor at the University of Miami, School of Medicine. Dr. Hahn served as vice president of scientific affairs of IVAX Corporation from June 1990 until February 1993, where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. He served as president of Andrx Corporation from February 1993 until March 2003, as the chairman of the board of directors from June 2002 until March 2003 and as chief executive officer from October 2001 until June 2002. Dr. Hahn serves as a director of Andrx Corp., a publicly traded pharmaceutical company. He holds a B.S. from City College of New York and a Ph.D. in chemistry from Cornell University.	August 2004

Class I Directors (present term expires 2008)

Timothy Fairbanks Age: 32	Timothy Fairbanks currently serves as the chief financial officer of the Company. Mr. Fairbanks has been the head of finance at NationsHealth since November 2002. From 1996 to 1999, Mr. Fairbanks was in charge of various financial aspects of Republic Industries/Republic Services Group. From 1999 to 2001, Mr. Fairbanks was vice president in the finance department of PrintSource U.S.A., a commercial printing consolidation company. Mr. Fairbanks received a B.S. in Finance from Florida Atlantic University in 1996.	August 2004

Gary D. Small, D.P.M. Age: 42	Gary D. Small, D.P.M. is a practitioner and teacher of podiatric medicine. Dr. Small was named the director of podiatric medical education at Larkin Community Hospital in Miami, Florida in 1998 and continues to serve in that capacity. He has been a member of the clinical faculty of the Barry University School of Podiatric Medicine since 1995. Dr. Small, an active member of the Dade County Podiatric Medical Association, has served as that organization’s president, vice president, treasurer and secretary. Dr. Small received a B.S. in zoology from the University of Florida and a D.P.M. from the Barry University School of Podiatric Medicine. He is certified in podiatric medicine and surgery and is a diplomate of the American Board of Podiatric Surgery.	August 2004

Michael D. Tabris Age: 68	Michael D. Tabris is a retired public relations executive and practitioner with over 40 years of experience focused primarily on corporate communications. From 1992 to 2003, Mr. Tabris was a public relations consultant. From 1990 to 1991, Mr. Tabris was vice president of public affairs for The Greater Cleveland Hospital Association. From 1987 to 1989 he was vice president of corporate affairs of Mack Truck. From 1985 to 1987 he was corporate director of public affairs for Phillip Morris Companies, Inc. From 1979 to 1985, he served as corporate director of communications and government affairs at Occidental Chemical Corporation. From 1968 to 1979, he served as director of public relations and customer communications for Celanese Fibers Marketing Company. From 1961 to 1968, Mr. Tabris had responsibilities over internal and then external communications for United Parcel Service. Mr. Tabris received a B.S. in journalism, public relations and marketing from New York University and continues to serve as a member of the Public Relations Society of America.	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Raymond N. Steinman Age: 41	Raymond N. Steinman has been president of Bralco Group, a marketing and event consulting firm, since December 2004. Prior to the Bralco Group, Mr. Steinman served as vice president of Music and Live Entertainment for Five Star Productions, one of the country’s largest independent television, film and special event companies. Prior to holding this position, Mr. Steinman was a vice president with Clear Results Productions, a subsidiary of Clear Channel Communications Worldwide, from 1998 until 2004. Mr. Steinman received a B.S. in engineering from the University of South Florida in 1987.	August 2004

Dr. Mark H. Rachesky Age: 47	Mark H. Rachesky, M.D., is a co-founder and the president of MHR Fund Management LLC and affiliates, investment managers of various private investment funds that invest in distressed and deeply undervalued middle-market companies. Dr. Rachesky currently serves on the board of directors of Leap Wireless International, Inc. and Loral Space and Communications, Inc., where he also serves as Non-Executive Chairman of both boards, Neose Technologies, Inc. and Emisphere Technologies, Inc. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.	October 2005
     Other Information Regarding Executive Officers / Directors
     In 1998, Dr. Glenn M. Parker, a Director and our chief executive officer, and Mr. Lewis P. Stone, a Director and our Chief Technology Officer, co-founded ParkStone Medical Info Systems, Inc., (“ParkStone”) a private healthcare technology company, and served on its Board of Directors, with Dr. Parker serving as Chairman. Dr. Parker served as chief executive officer through June 2000 and Mr. Stone served as chief technology officer through June 2001. In July 2001, ParkStone filed a voluntary petition under Chapter 11 of the Federal bankruptcy laws and its assets were ultimately liquidated.
Board and Committee Matters
     Board and Committee Matters
     Independence. Our Board of Directors has determined that four of the current directors, Don K. Rice, Richard R. Howard, George F. Raymond and Elliot F. Hahn, Ph.D. are independent directors as defined by applicable NASDAQ Marketplace Rules governing the independence of directors.
     Board Meetings and Committees. Our Board of Directors held six meetings during fiscal 2005. Each of the directors then in office attended at least 75% in the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances.
     Stockholder Communications. Any stockholder wishing to communicate with the Company’s Board of Directors, a particular director or any committee of the Board of Directors may do so by sending written correspondence to the Company’s principal executive office, attention Timothy Fairbanks. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

     Our Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company is a “controlled” company within the meaning of NASDAQ Marketplace Rule 4350(c). RGGPLS LLC’s beneficial ownership of the Company’s Common Stock is the basis for the determination that the Company is a “controlled” company. Because we are a controlled company, the Board has not established a separate nominating committee or charter. The Board has not adopted formal rules governing director nominations and has not set specific, minimum qualifications that must be met by director candidates. Our Board identifies director nominees by first evaluating current members of our Board of Directors who are willing to continue to serve. With regard to new candidates, our Board of Directors may consider qualifications, experience and background that complement the composition of the Board. These qualifications may include technical, financial, operational and/or economic knowledge of our business and industry. The nominees for Class II Directors to be voted upon at the 2006 annual meeting were nominated by unanimous consent of the Company’s Board of Directors. Stockholder recommendations relating to director nominees may be submitted in accordance with the procedures set forth herein under the heading “Stockholder Recommendations for Director Nominations.”
     Audit Committee. The Audit Committee has authority to select and engage our independent auditors and is responsible for reviewing our audited financial statements, accounting processes and reporting systems and discusses the adequacy of our internal financial controls with our management and our auditors. The Audit Committee also is responsible for overseeing the independence of, and approving all services provided by our independent auditors.
     The members of the Audit Committee are Don K. Rice, Richard R. Howard and George F. Raymond, who serves as Chairman. Our Board of Directors has considered and concluded that Messrs. Rice, Howard and Raymond satisfy the independence, financial literacy and expertise requirements as defined by applicable NASDAQ National Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that Mr. Raymond qualifies as an audit committee financial expert under the rules of the SEC.
     The Audit Committee held eleven meetings during fiscal 2005. The Audit Committee operates under a written charter adopted by the Board, which can be viewed on our website at www.nationshealth.com. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Report of the Audit Committee” and “Information Concerning Our Auditors” in this proxy statement.
     Compensation Committee. The Compensation Committee, which held eighteen meetings during fiscal 2005, determines the compensation to be paid to NationsHealth’s executive officers, including the Chief Executive Officer. The Committee also administers the NationsHealth, Inc. 2004 Incentive Stock Plan and NationsHealth, Inc. 2005 Long-Term Incentive Plan, including the grants of awards under these plans. The Committee consists entirely of independent directors of NationsHealth. The members of the Compensation Committee are Elliot F. Hahn, Ph.D., Richard R. Howard and Don K. Rice, Chairman. For more information about the Compensation Committee, see the “Compensation Committee Report on Executive Compensation” in this proxy statement.
Director Compensation.
     Director Fees. Our independent directors receive compensation for their services as directors in the form of an annual retainer of $15,000, payable in quarterly installments, a fee of $1,000 for each Board meeting attended ($500 for attendance by conference call), and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call), plus reimbursement for travel expenses. We pay the chairman of the Audit Committee of the Board of Directors an additional $10,000 per year and the chairman of the Compensation Committee an additional $5,000 per year to serve. Our directors who are not deemed to be independent and are not employees of NationsHealth receive compensation for their services as directors in the form of an annual retainer of $3,750, payable in quarterly installments, a fee of $500 for each Board meeting attended ($250 for attendance by conference call), plus reimbursement for travel expenses. Our Chairman of the Board of Directors receives an annual salary of $250,000, paid bi-monthly, plus bonus, which was $100,000 for 2005 and $50,000 for 2004. Directors who are also our employees receive no additional compensation for serving as directors.

     Stock Options. In addition to the director fees, each of our non-employee directors receives stock options. The amount of options granted to each director is determined on an individual basis. The options granted to directors during 2005 and 2004 are listed in the following table.

	Options Granted in:
Director	2005	2004
Arthur Spector, Chairman of the Board of Directors	—	65,375
Elliot F. Hahn, Ph.D.	6,500	34,500
George F. Raymond	7,000	33,000
Richard R. Howard	8,000	33,000
Don K. Rice	8,500	30,000
Michael D. Tabris	—	5,000
Gary D. Small, D.P.M.	—	5,000
Raymond N. Steinman	—	5,000
Dr. Mark H. Rachesky	—	—
Certain Relationships and Related Transactions
     Since August 2004, Lewis P. Stone has served as a director and as the President and Chief Information Officer of the Company. Mr. Stone’s father-in-law, Michael Tabris has also served as a director of the Company since August 2004.
     On February 28, 2005, the Company closed a private placement transaction with MHR Capital Partners LP and two of its affiliates (collectively, the “Holders”). For an aggregate purchase price of $15,000,000, the Holders received $15,000,000 par value in secured convertible notes (the “Notes”) and 1,785,714 shares of the Company’s Common Stock. The 1,785,714 shares of the Company’s Common Stock were transferred to the Holders by certain principal stockholders of the Company. The transferring stockholders did not receive any proceeds from this transaction, and the Company did not issue any additional shares of Common Stock in connection with the transfer to the Holders. In combination with their prior holdings, this transaction resulted in the Holders owning more than 10% of the Company’s Common Stock. As a condition of this private placement transaction, the Company and stockholders representing a majority of the Company’s voting power entered into a stockholders agreement with the Holders requiring the Company to take all necessary and desirable action within its control to cause the nomination and the election of a person designated by the Holders to the Company’s Board of Directors (the “MHR Director”). The Holders requested, by a letter dated September 7, 2005, that the Company designate Dr. Mark H. Rachesky as the MHR Director. Pursuant to this agreement, on October 20, 2005, Dr. Rachesky was elected to the Company’s Board of Directors.
     The Notes, which mature on February 28, 2012, have a stated fixed interest rate of 7.75%, payable monthly. The Notes are secured by substantially all the Company’s assets, but are subordinated to the Company’s line of credit. The Notes may be subordinated to future indebtedness not to exceed $20,000,000 unless the Company achieves certain performance criteria as specified in the Notes, in which case the amount of senior debt may not exceed $25,000,000. The terms of the Notes allow the Holders, at their discretion, to convert all or part of the Notes into shares of the Company’s Common Stock at a conversion price of $6.56 per share, subject to adjustment for anti-dilution, which is limited and capped, as described in the Notes. In addition, the Notes will accelerate to maturity upon the occurrence of a default on the Notes by the Company.

     The Notes may be redeemed at the option of the Company under certain circumstances, and upon a change of control transaction, as defined. If a Note is redeemed at the option of the Company other than upon a change of control transaction, the Holders may receive, at their discretion, either (i) the principal amount plus any accrued and unpaid interest of the Notes being redeemed (the “Par Redemption Price”), plus a warrant exercisable for such number of shares of the Company’s Common Stock the Holders would have received had the Notes being redeemed been converted immediately prior to such redemption, which warrant shall have an exercise price equal to the conversion price of the Notes in effect immediately prior to issuance of the warrant, and shall expire on February 28, 2012 (a “Redemption Warrant”), or (ii) 110% of the outstanding principal amount of the Notes being redeemed plus any accrued and unpaid interest thereon (the “Premium Redemption Price”). If a Note is redeemed pursuant to a change of control transaction, the Company may redeem the Notes at the Premium Redemption Price, or if the Company does not act, the Holders may choose to either receive the Premium Redemption Price or require that the surviving entity assume the obligations of the Notes.
     On February 28, 2010, and from time to time thereafter, the Company is required to redeem a portion of the Notes at the Par Redemption Price. In addition, upon a redemption by the Company of its publicly traded warrants which results in the exercise of at least three quarters of the publicly traded warrants outstanding as of the closing date for cash, the Holders shall have the right to require the Company to repurchase from them shares of Common Stock equal to such number of shares of Common Stock that would be receivable upon conversion of up to an aggregate of $5,000,000 in principal amount of the Notes, at the greater of the market price per share of the Common Stock at such time or $8.50 per share, provided, that in no event shall the aggregate payment for all of such shares exceed 25% of the cash proceeds of the publicly traded warrants exercised pursuant to the warrant redemption. Also, for 30 days following a redemption in which the Holders receive Redemption Warrants, (i) the Holders shall have a right (the “Tax Put Right”) by written notice to the Company to require the Company to purchase an amount of shares of Common Stock from the Holders, at the market price per share at such time, that is equal to an amount of up to $5,000,000 in the aggregate for all such redemptions for all Holders of all Notes and (ii) if the amount received by the Holders after exercising its rights up to the maximum aggregate amount pursuant to clause (i) is, when combined with the cash consideration received by the Holders upon redemption of the Notes, still insufficient to pay the income taxes relating to the redemption, the receipt of the Redemption Warrants and the exercise of the Tax Put Right, then, upon receipt of written notice from the Holders of such insufficiency, the Company shall use commercially reasonable efforts to file a registration statement for all Holders of Notes (regardless of the number of redemptions) as soon as reasonably practicable after such redemption but in any event within thirty (30) days after such redemption and cause such registration statement to be declared effective as soon as practicable after such filing but in any event within sixty (60) days after such filing, failing which the Holders of all Notes shall have an additional Tax Put Right in the amount of up to $2,500,000 in the aggregate for all such redemptions.
     The Company entered into a strategic agreement with CIGNA effective May 5, 2005 to provide services to CIGNA in connection with CIGNA’s offering of Medicare Part D prescription drug plans, called “CIGNATURE Rx”, to Medicare beneficiaries. This arrangement combines CIGNA’s pharmacy product portfolio and expertise with regard to clinical management programs and NationHealth’s experience with regard to Medicare and expertise in enrolling individual Medicare eligible patients into healthcare programs. The initial term of the agreement is through December 31, 2009. During 2005, the Company derived revenue of approximately $10,249,000 from its relationship with CIGNA.
     The Company entered into an amendment to the strategic agreement with CIGNA on March 31, 2006, effective as of February 20, 2006. The amendment mainly relates to modifying the compensation terms for an interim period.

     In conjunction with the Company’s agreement with CIGNA, on November 4, 2005 CIGNA purchased from the Company 303,030 shares of its Common Stock for $6.60 per share, or approximately $2,000,000, and the Company issued to CIGNA warrants to purchase 2,936,450 shares of its Common Stock at $6.60 per share. These 3,239,480 shares, including those shares issuable upon exercise of the warrants are subject to a registration rights agreement effective November 4, 2005 that, upon notification from CIGNA, would require the Company to file a registration statement with the Securities and Exchange Commission seeking registration of the shares.
General
     The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006. The Company has been advised by Ernst & Young LLP that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and a client. Ernst & Young LLP will have representatives at the 2006 Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Change in Auditors
     The firm of Ernst & Young LLP, independent accountants, examined the Company’s financial statements for the year ended December 31, 2005. The Company’s financial statements for 2004 and 2003 were audited by Rachlin Cohen & Holtz LLP. The financial statements of Millstream Acquisition Corporation were audited by BDO Seidman, LLP until August 31, 2004. Upon the merger of NationsHealth Holdings L.L.C. with and into Millstream Acquisition Corporation, Rachlin Cohen & Holtz LLP, which had previously been the auditor for NationsHealth Holdings L.L.C., was retained to audit the financial statements of the combined corporation (renamed “NationsHealth, Inc.”) going forward.
     BDO Seidman, LLP’s report on the financial statements of Millstream Acquisition Corporation did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. BDO Seidman, LLP did not advise, and has not indicated to the Company that it had reason to advise the Company or Millstream Acquisition Corporation of any reportable event, as defined in Item 304(a) of Regulation S-K of the Exchange Act. During 2004 and prior years, Millstream Acquisition Corporation had not consulted BDO Seidman, LLP regarding the application of accounting principles, either contemplated or proposed, the type of audit opinion that might have been rendered on Millstream Acquisition Corporation’s financial statements or any other matters that would be required to be reported herein.
     In March 2005, the Audit Committee of the Board of Directors resolved to terminate the engagement of Rachlin Cohen & Holtz LLP after the completion of the audit of the Company’s financial statements for the year ended December 31, 2004 and engage Ernst & Young LLP as the independent registered public accounting firm of the Company. In connection with their audit for the two years ended 2004 and during the subsequent interim period preceding the replacement of Rachlin Cohen & Holtz LLP, there were no disagreements with Rachlin Cohen & Holtz LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Rachlin Cohen & Holtz LLP’s report on the financial statements for 2004 and prior years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During 2004 and prior years, Rachlin Cohen & Holtz LLP did not advise, and has not indicated to the Company that it had reason to advise, the Company of any reportable event, as defined in Item 304(a) of Regulation S-K of the Exchange Act. During 2004 and prior years, the Company had not consulted Ernst & Young LLP regarding the application of accounting principles, either contemplated or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any other matters that would be required to be reported herein.

Information Concerning Our Auditors
     The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for fiscal year 2005 and the fees paid or accrued by us for the audit and other services provided by Rachlin Cohen & Holtz LLP for fiscal year 2004:

	Year Ended
	December 31,
	2005	2004
Audit fees (1)	$352,000	$354,000
Audit related fees (2)	24,000	51,000
Tax fees (3)	—	50,000
All other fees (4)	1,000	—

Total fees	$377,000	$532,000

     (1) Audit Fees. Includes in 2005, fees billed for professional services rendered by Ernst & Young LLP for the audit of NationsHealth’s fiscal 2005 annual consolidated financial statements included in our Annual Report on Form 10-K and the review of the quarterly consolidated financial statements included in each of NationsHealth’s Forms 10-Q for fiscal 2005. Includes in 2004, fees billed for professional services rendered by Rachlin Cohen & Holtz LLP for the audit of NationsHealth’s fiscal 2004 annual consolidated financial statements, including restatements therein, included in our Annual Report on Form 10-KSB and the review of the quarterly consolidated financial statements included in NationsHealth’s Form 10-QSB for the quarter ended September 30, 2004.
     (2) Audit-Related Fees. Audit-related fees consist of fees for services related to comfort letters, consents and assistance provided to the Company or its predecessor, Millstream Acquisition Corporation, on regulatory filings and in conjunction with required SEC filing requirements related to Millstream Acquisition Corporation’s initial public offering, as well as financing and acquisition transactions.
     (3) Tax Fees. Tax fees consist of fees for tax compliance, tax planning and tax advice for the Company. The aggregate fees billed to the Company for tax-related services rendered by Rachlin Cohen & Holtz LLP for the fiscal year ended December 31, 2004 amounted to $50,000.
     (4) All Other Fees. Other fees for 2005 pertain to subscription fees paid to Ernst & Young LLP for access to their online accounting research library. There were no other fees billed to the Company by Rachlin Cohen & Holtz LLP, other than those discussed above, for the fiscal year ended December 31, 2004.
     Our Audit Committee has adopted procedures requiring its pre-approval of all non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

     The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent auditor in the period, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.
     All of the non-audit services rendered by Ernst & Young LLP with respect to the 2005 fiscal year were pre-approved by the Audit Committee in accordance with this policy.
Stock Performance Graph
     The following graph shows a comparison of the cumulative total stockholder returns on our Common Stock over the period from August 31, 2004 (the effective date of the merger between Millstream Acquisition Corporation and NationsHealth Holdings, L.L.C.) to December 31, 2005 as compared with that of the Russell 2000 Index and the Nasdaq National Market Index. The Russell 2000 Index replaced the self-determined peer group included in the proxy statement for the 2005 annual meeting, which was comprised of the following companies: Apria Healthcare Group Inc., Lincare Holdings Inc., Matria Healthcare Inc. and Polymedica Corp. After considering the sale of the Company’s respiratory division on September 2, 2005, the Company’s management concluded that comparison to the self-determined peer group was no longer appropriate. The comparison assumes that $100 was invested on August 31, 2004 in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq National Market Index and assumes the reinvestment of all dividends, if any.

			Nasdaq National
	NationsHealth, Inc.	Russel 2000 Index	Market Index
8/31/2004	100.000	100.000	100.000
9/30/04	93.994	104.564	103.168
12/31/04	96.369	118.915	118.285
3/31/05	81.564	112.253	108.768
6/30/05	77.933	116.741	111.986
9/30/05	111.034	121.877	117.137
12/31/05	109.078	122.866	120.102

EXECUTIVE OFFICERS
     The following contains certain information as of April 26, 2006 about the current executive officers of NationsHealth:

Name	Age	Position
Glenn M. Parker, M.D.	42	Director and Chief Executive Officer
Lewis P. Stone	45	Director, President and Chief Information Officer
Robert E. Tremain	59	Chief Operating Officer
Timothy Fairbanks	32	Director and Chief Financial Officer
     Glenn M. Parker, M.D. currently serves as a director and the chief executive officer of the Company. Prior to August 31, 2004, Dr. Parker was the chief executive officer and a preferred member representative of NationsHealth Holdings since its formation. From September 1996 to October 1998, Dr. Parker practiced as a physician at Sussman, Staller and Parker. In October 1998, he founded ParkStone Medical Info Systems, Inc., a healthcare technology company, with Lewis P. Stone, where he served as chief executive officer until June 2000. In July 2001, Dr. Parker founded US Pharmaceutical Group, L.L.C. with Robert Gregg and Lewis P. Stone. Dr. Parker received a B.S. from the University of Florida in 1986 and an M.D. from the New York Medical College in 1993. Dr. Parker is licensed as a medical doctor by the Florida Department of Health.
     Lewis P. Stone currently serves as a director, the president and chief information officer of the Company. Prior to August 31, 2004, Mr. Stone served as the chief information officer and a preferred member representative of NationsHealth Holdings since its formation. Between 1982 and 1986, Mr. Stone was promoted from consultant to manager in Andersen Consulting’s Advanced Systems Group. In 1987, Mr. Stone co-founded BrownStone Solutions, an enterprise software company, where he served as president and software architect until 1996. BrownStone Solutions was acquired by Platinum Technology, Inc. in 1995. From 1997 to 1998, Mr. Stone served as a software consultant at Maxim Group, Inc., a consultancy firm. In October 1998, he founded ParkStone Medical Info Systems, Inc. with Dr. Parker, where he served as chief technology officer until June 2001. In July 2001, he founded United States Pharmaceutical Group, L.L.C. with Dr. Parker and Mr. Gregg. Mr. Stone received a B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute in 1982. Mr. Stone is the son-in-law of Mr. Tabris, one of the Company’s directors.
     Robert E. Tremain currently serves as the chief operating officer of the Company. Mr. Tremain was appointed to this position effective March 6, 2006. A managed care industry veteran with more than thirty years in healthcare strategy and management, Mr. Tremain served from December 2001 through February 2006 as the President and CEO of Health Partners of Philadelphia, Inc., a hospital sponsored managed care plan. From November, 2000 to December, 2001, Mr. Tremain served as Vice President, Client Services for MEDecision, Inc., the national leader in provision of case and disease management software to managed care companies. In addition, Mr. Tremain had a 14 year career with Blue Cross & Blue Shield of Delaware and served as the President of its Delaware HMO. Mr. Tremain received a B.A. in Psychology from the State University of New York at Buffalo and a Master of Public Health in Healthcare Administration from the University of North Carolina, Chapel Hill.
     Timothy Fairbanks currently serves as a director, the secretary and the chief financial officer of the Company. Mr. Fairbanks has been the head of finance at NationsHealth since November 2002. From 1996 to 1999, Mr. Fairbanks was in charge of various financial aspects of Republic Industries/Republic Services Group. From 1999 to 2001, Mr. Fairbanks was vice president in the finance department of PrintSource U.S.A., a commercial printing consolidation company. Mr. Fairbanks received a B.S. in Finance from Florida Atlantic University in 1996.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
     The Compensation Committee of the NationsHealth Board of Directors approves the compensation to be paid to NationsHealth’s executive officers, including the Chief Executive Officer. The Committee also administers the NationsHealth, Inc. 2004 Incentive Stock Plan and the NationsHealth, Inc. 2005 Long-Term Incentive Plan, including the grants of awards under these plans. The Committee consists entirely of independent directors of NationsHealth. The members of the Committee are Elliot F. Hahn, Ph.D., Richard R. Howard, and Don K. Rice. This report, submitted by the Committee, addresses the Company’s compensation policies for fiscal year 2005 as they affected Dr. Parker, as Chief Executive Officer, and NationsHealth’s other named executive officers.
Compensation Philosophy
     NationsHealth’s executive compensation policy is designed to attract, retain, and reward executive officers who contribute to NationsHealth’s long-term success. NationsHealth seeks to maintain an affordable compensation structure that is competitive with the compensation offered by other medical products and service providers. The compensation program aligns executive compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage executives to advance NationsHealth’s business strategy and objectives. In addition, NationsHealth offers executive officers and other key employees and consultants options to purchase the Company’s Common Stock in order to strengthen the mutuality of interests between key service-providers and the Company’s stockholders.
     In executing the Company’s compensation policy, the Committee seeks to reward each executive’s fulfillment of individual responsibilities and achievement of designated objectives related to NationsHealth’s annual and long-term performance. The Committee retains an independent compensation consultant to advise it concerning competitive compensation levels and practices at peer companies. While compensation survey data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective assessments of individual performance. Accordingly, the Committee exercises its judgment in applying the compensation policy to individual executives.
Executive Compensation Program
     NationsHealth’s executive compensation package for the Chief Executive Officer and the other named executive officers consists principally of three elements:
•	base salary;

•	annual incentive bonuses based on corporate and individual performance; and

•	periodic grants of stock-based compensation under the NationsHealth, Inc. 2004 Incentive Stock Plan and the NationsHealth, Inc. 2005 Long-Term Incentive Plan.
     Named Executive Officers. The minimum annual base salary of Dr. Parker and Messrs. Gregg, Stone, Couto, and Fairbanks is established in employment agreements with the Company. In the case of Dr. Parker and Messrs. Gregg and Stone, the agreements were entered into in March 2004, before the Compensation Committee was appointed. The Committee reviews the base salaries of the Company’s named executive officers annually.
     For fiscal 2005 NationsHealth paid annual incentive bonuses to each of its named executive officers as shown in the Summary Compensation Table. In awarding bonuses for 2005, the Committee considered NationsHealth’s overall performance and each executive’s contribution to the attainment of the Company’s objectives, including the formation of a joint venture with US Bioservices Corporation to offer specialty pharmaceuticals, the completion of the sale of the Company’s respiratory division in September 2005 and the successful launch of the Company’s Medicare Part D business in connection with Connecticut General Life Insurance Company’s (“CIGNA’s”) national CIGNATURE Rx Medicare Part D prescription drug plans.

     Executive officer compensation also includes periodic grants of equity compensation, including stock options and restricted Common Stock. The equity compensation program provides executives with incentives to contribute to the long-term growth and profitability of the Company and aligns their interests with the interests of the Company’s stockholders.
     Chief Executive Officer. The Company and Dr. Parker entered into an employment agreement in March 2004. Under the employment agreement, Dr. Parker is entitled to a minimum base salary of $500,000 per year for a term of five years, and an annual bonus based on the achievement of goals established by the Company after consultation with Dr. Parker. The Compensation Committee awarded Dr. Parker a bonus of $787,500 for 2005, consisting of $630,000 paid in cash and 20,669 shares of Common Stock. In determining the amount of Dr. Parker’s bonus, the Committee took into account Dr. Parker’s leadership and contributions to a number of important business objectives during 2005, including the issuance of convertible notes, the formation of a joint venture with US Bioservices Corporation to offer specialty pharmaceuticals, the sale of the Company’s respiratory division, and the successful launch of the Company’s Medicare Part D business in connection with CIGNA’s national CIGNATURE Rx Medicare Part D prescription drug plans.
Compensation Deductibility
     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer or any of its four other most highly-compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. The 2005 Long-Term Incentive Plan is designed so that awards under the plan can qualify as “performance-based compensation” that will be exempt from the one million dollar deduction limit. The compensation paid to the Company’s Chief Executive Officer for 2005 exceeded the deduction limit. The Compensation Committee does not anticipate that any officer will receive compensation exceeding this limit for 2006. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and will determine what further action, if any, is appropriate.
By the Compensation Committee,
Don K. Rice, Chairman
Richard R. Howard
Elliot F. Hahn, Ph.D.

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards
					Other Annual	Restricted	Securities	All Other
				Bonus	Compensation	Stock	Underlying	Compensation
Executive Officer	Year		Salary	(3)	(4)	Awards (5)	Options/SARs	(6)
Glenn M. Parker,	2005		$500,000	$787,500	—	—	—	$14,413
Chief Executive Officer	2004	(2)	166,667	250,000	—	—	130,750	15,540
	2003		—	—	—	—	—	—

Lewis P. Stone,	2005		$500,000	$300,000	—	—	—	$14,413
President and Chief	2004	(2)	166,667	175,000	—	—	130,750	15,540
Information Officer	2003		—	—	—	—	—	—

Robert Gregg, (1)	2005		$479,167	—	—	—	—	$414,413
Chief Operating Officer	2004	(2)	166,667	$150,000	—	—	130,750	15,540
	2003		—	—	—	—	—	—

Timothy Fairbanks,	2005		$242,708	$125,000	—	$389,500	—	$14,413
Chief Financial Officer	2004	(2)	75,000	1,545,045	$33,632	—	25,000	—
	2003		—	—	—	—	—	—

Gregory J. Couto, (7)	2005		$325,000	$196,024	—	—	—	$14,413
Executive Vice	2004	(2)	75,000	5,888,514	$125,058	—	25,000	—
President of Operations	2003		—	—	—	—	—	—

(1)	Mr. Gregg served as Chief Operating Officer for the period subsequent to the merger through October 5, 2005 and terminated employment with the Company on December 16, 2005. Amounts shown for 2005 relate to the period from January 1, 2005 through December 16, 2005.

(2)	Amounts shown for 2004 relate to the period subsequent to the August 31, 2004 merger through December 31, 2004.

(3)	Bonuses for 2005 were paid in cash (80%) and shares of the Company’s common stock (20%). Mr. Couto’s bonus for 2005 included an additional cash payment of $33,524. Bonuses for 2004 for Mr. Fairbanks and Mr. Couto included common stock of the Company placed in trust in the RGGPLS Holding Bonus Plan and Trust by certain of the Company’s principal stockholders valued at $1,401,516 and $5,606,064, respectively.

(4)	The other annual compensation for Mr. Fairbanks and Mr. Couto for 2004 relates to employee payroll taxes paid by the Company on their behalf related to the shares of stock transferred by certain of the Company’s principal stockholders to the RGGPLS Holding Bonus Plan and Trust.

(5)	During 2005, 50,000 shares of restricted common stock were awarded to Mr. Fairbanks. These shares, which vest on November 11, 2006, had a value of $390,500 at December 31, 2005, based on the closing price on December 30, 2005.

(6)	All other compensation consists of life insurance and related income taxes paid by the Company on behalf of executive officers. For Mr. Gregg, other compensation for 2005 includes also includes $400,000 of severance pay, which includes $150,000 that was paid in lieu of a bonus.

(7)	Mr. Couto’s employment with the Company terminated on April 26, 2006.
     There were no options or stock appreciation rights granted to Named Executive Officers during fiscal 2005.
     The following table sets forth certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 2005:
Aggregated Option Exercises for Last Fiscal Year and Fiscal Year-End Option Values to Named Executive Officers

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at December 31, 2005		at December 31, 2005 (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Glenn M. Parker	32,688	98,062	$30,727	$92,178
Lewis P. Stone	32,688	98,062	$30,727	$92,178
Robert Gregg	130,750	—	$122,905	—
Timothy Fairbanks	6,250	18,750	$5,875	$17,625
Gregory J. Couto	6,250	18,750	$5,875	$17,625

(a)	Based upon the difference between the exercise price of the option and the $7.81 closing price of the underlying Common Stock as of December 30, 2005.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2005, Elliot F. Hahn, Ph.D., Richard R. Howard and Don K. Rice served on the Compensation Committee. No committee member was involved in an interlocking relationship nor insider participation with respect to the Compensation Committee.
Executive Employment Agreements
     The Company has an employment contract with Dr. Parker, its Chief Executive Officer, dated as of March 9, 2004 (the “Parker Agreement”). The term of the Parker Agreement is five years and is extended at the end of the term on an annual basis unless terminated by either party. The Parker Agreement provides for a minimum base salary to be paid to Dr. Parker of $500,000, an annual bonus based upon achievement of goals established by the Company and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals (as defined). Under the Parker Agreement, in the event of Dr. Parker’s constructive or involuntary termination without cause or in the event of a change of control in the Company, Dr. Parker is entitled to termination benefits. Dr. Parker’s termination benefits include payment of an amount equal to his base salary for twenty four months, medical insurance for Dr. Parker and his immediate family for the same period, and full vesting of any unvested stock options or restricted stock then held by him.

     The Company has an employment contract with Mr. Stone, its President, dated as of March 9, 2004 (the “Stone Agreement”). The term of the Stone Agreement is five years and is extended at the end of the term on an annual basis unless terminated by either party. The Stone Agreement provides for a minimum base salary to be paid to Mr. Stone of $500,000, an annual bonus based on achievement of goals established by the Company and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. Under the Stone Agreement, in the event of Mr. Stone’s constructive or involuntary termination without cause or in the event of a change of control in the Company, Mr. Stone is entitled to termination benefits. Mr. Stone’s termination benefits include payment of an amount equal to his base salary for twenty four months, medical insurance for Mr. Stone and his immediate family for the same period, and full vesting of any unvested stock options or restricted stock then held by him.
     These two employment agreements also provide that if the Company or the executive terminates employment in several specified events, that executive has the right to cause us to repurchase a number of shares of the Company’s Common Stock owned by the executive with a value of up to $3,000,000 based on then current market prices. Alternatively, we may elect to sell these shares of Common Stock to third parties or to register the resale of these shares. In the event a sale or registration results in proceeds less than the executive is to receive related to their right to sell, then the Company is required to pay to the executive the difference between the requested dollar amount and the proceeds of the sale.
     The Company has an employment contract with Mr. Fairbanks, its Chief Financial Officer, dated as of April 15, 2005 (the “Fairbanks Agreement”). The term of the Fairbanks Agreement is three years and is extended at the end of the term on an annual basis unless terminated by either party. The Fairbanks Agreement provides for a minimum base salary to be paid to Mr. Fairbanks of $250,000, an annual bonus based on achievement of goals established by the Company and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. Under the Fairbanks Agreement, in the event of Mr. Fairbanks’ constructive or involuntary termination without cause or in the event of a change of control in the Company, Mr. Fairbanks is entitled to termination benefits. Mr. Fairbanks’ termination benefits include payment of an amount equal to his base salary for twenty four months, medical insurance for Mr. Fairbanks and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options or restricted stock then held by him.
     The Company has an employment contract with Mr. Couto, its former Executive Vice President of Operations, dated as of April 15, 2005 (the “Couto Agreement”). The Couto Agreement provides for a minimum base salary to be paid to Mr. Couto of $325,000, an annual bonus based on achievement of goals established by the Company and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. Under the Couto Agreement, in the event of Mr. Couto’s constructive or involuntary termination without cause or in the event of a change of control in the Company, Mr. Couto is entitled to termination benefits. Mr. Couto’s termination benefits include payment of an amount equal to his base salary for twenty four months, medical insurance for Mr. Couto and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options or restricted stock then held by him. Mr. Couto and the Company have agreed that his employment with the Company terminated effective April 26, 2006. Mr. Couto and the Company disagree as to the reasons for the termination. The Company is not able to assess the outcome of this dispute at the present time.
     The Company had an employment contract with Robert Gregg, its Chief Operating Officer, dated as of March 9, 2004. Mr. Gregg’s employment terminated on December 16, 2005. Pursuant to the related separation agreement, Mr. Gregg received $400,000 of severance pay during 2005 and will receive future payments of approximately $458,000 in 2006 and $292,000 in 2007. The Company will also pay for medical insurance for Mr. Gregg and his immediate family for a period of eighteen months after termination. Additionally, all unvested stock options held by Mr. Gregg were fully vested as of December 16, 2005.

Report of the Audit Committee
     The members of the Audit Committee are Don K. Rice, Richard R. Howard and George F. Raymond, Chairman. During 2005, the Audit Committee held eleven meetings. In the course of its oversight of NationsHealth’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management and Ernst & Young LLP, NationsHealth’s independent auditor for the 2005 fiscal year, NationsHealth’s audited financial statements for the fiscal year ended December 31, 2005;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the independence of Ernst & Young LLP with Ernst & Young LLP;

•	reviewed with management and Ernst & Young LLP NationsHealth’s critical accounting policies;

•	discussed with management the quality and adequacy of NationsHealth’s internal controls;

•	discussed with Ernst & Young LLP any relationships that may impact its objectivity and independence; and

•	considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.
     Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NationsHealth’s Annual Report on Form 10-K for the year ended December 31, 2005.
By the Audit Committee,
George F. Raymond, Chairman
Don K. Rice
Richard R. Howard

Other Matters
     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.
Stockholder Recommendations for Director Nominations
     Any stockholder wishing to recommend a director candidate for consideration by the Board of Directors should provide the following information to the Board of Directors, NationsHealth, Inc., 13650 NW 8th Street, Suite 109, Sunrise, FL 33325:
     (a) a brief statement outlining the reasons the nominee would be an effective director for NationsHealth; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of the Company’s Common Stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with NationsHealth; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of NationsHealth shares, if any, on whose behalf the proposal is made and (ii) the number of shares of the Company’s Common Stock that the stockholder and any such other beneficial owner beneficially own. The Board of Directors may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.
Deadline for Stockholder Proposals and Director Nominations for the 2007 Annual Meeting of Stockholders
     In order for a stockholder proposal to be considered for inclusion in NationsHealth proxy materials for the 2007 Annual Meeting of Stockholders, it must be received by the Company at 13650 NW 8th Street, Suite 109, Sunrise, FL 33325 (or such other address as is listed as NationsHealth primary executive offices in its periodic reports under the Exchange Act) no later than December 28, 2006.
     In addition, NationsHealth’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to NationsHealth’s Secretary no earlier than January 22, 2007 and no later than February 21, 2007.
Expenses Of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock, if any. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees (who will receive no additional compensation therefore) in person or by telephone, facsimile and e-mail.
     Each holder of our Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

(Front of Proxy Card)
NATIONSHEALTH, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of NationsHealth, Inc. hereby appoints Timothy Fairbanks or Arthur R. Spector, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the “2006 Annual Meeting”) to be held at 9:00 a.m., local time, on Monday, May 22, 2006, at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.
     This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2006 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2006 Annual Meeting.
     If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.
(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

(Back of Proxy Card)
2006 ANNUAL MEETING OF STOCKHOLDERS
NATIONSHEALTH, INC.
May 22, 2006

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.	To elect four directors to serve for three-year terms (Class II).

NOMINEES
	WITHHOLD	Lewis P. Stone
FOR	AUTHORITY	Don. K Rice
all nominees listed	to vote for all nominees listed	Richard R. Howard
☐	☐	George F. Raymond
FOR, EXCEPT WITHHOLD AUTHORITY to vote for the following nominees only:
(write the name of the nominee(s) in the space below),
_____________________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)

NOTE:	Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date